Exhibit 10.37

Distribution Agreement

Party A:	Changchun Yongxin Dirui Medical Co., Ltd.
Address: 2152 Nanhuan Rd., Changchun, Jilin Province.

Party B:	Tonghua Tianxiang Pharmaceutical Co., Ltd.

This Distribution Agreement (the “Agreement”) is entered into by and between Party A and Party B pursuant to the Contract Law of the People’s Republic of China.

I.	Term of Agreement

This Agreement is effective from ______ to ______.

II.	General Provisions

1.	Party A hereby authorizes Party B to act as distributor to distribute in the Tonghua area Party A’s products listed in the Distribution Schedule.

2.	The parties agree that during the agreement term Party B is expected to purchase from Party A the above said products of an amount of RMB 2.5 million. Monthly purchase amounts are as follows:

Month	Jan	Feb	March	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
RMB (in thousands)	-	-	-	260	280	280	280	280	280	280	280	280

3.	The parties may set up special price terms.

4.	The parties may enter into another separate agreement regarding the return of products.

III.	Payment

1.	Party B shall make payment by check or money order within 3 days upon receipt of an invoice. Party B shall not pay cash unless otherwise agreed by Party A.

2.	Party A shall pay Party B a sales commission of 1% of each order amount. Upon the expiration of the agreement term, Party A shall grant a bonus to Party B as follows:

(1)	If Party B pays by money order, upon the expiration of this Agreement, Party B is entitled to:

(a)	Bonus of 1.5% of the total purchase amount, if the total purchase is higher than 80% of the agreed amount.
(b)	Bonus of 1% of the total purchase amount, if the total purchase is higher than 60% but lower than 80% of the agreed amount.
(c)	No bonus, if the total purchase is lower than 60% of the agreed amount.

(2)	If Party B pays by check, upon the expiration of this Agreement, Party B is entitled to:

(a)	Bonus of 2% of the total purchase amount, if the total purchase is higher than 80% of the agreed amount.
(b)	Bonus of 1% of the total purchase amount, if the total purchase is higher than 60% but lower than 80% of the agreed amount.

(c)	No bonus, if the total purchase amount is lower than 60% of the agreed amount.

3.	If Party B fails to pay the purchase price on time, Party A shall charge a late fee of 0.05% of the overdue amount per day.

IV.	Rights and Obligations of Party A

1.
Party A has the right to require Party B to provide any documentation on Party B’s qualifications as drug distributor and has the obligation to provide the qualification documentation of Party A to Party B.

2.	Party A shall provide assistance to Party B on marketing and advertising activities.

3.	The purchase price quoted on Party A’s online pricing system will be final once Party B confirms.

4.	Party A shall deliver products within 3 days upon receipt of an order, except in occurrence of a force majeure event or notified otherwise by Party A.

5.
If Party B fails to fulfill the agreed purchase amount for three consecutive months, or if Party B’s quarterly sales are lower than 50% of the agreed purchase amount, Party A has the right to cancel the bonus or terminate the Agreement.

6.
Party A has the right to request payment from Party B. If Party B fails to pay on time, Party A shall have the right to cancel the bonus or charge a late fee.  If Party B is materially delinquent, Party A may bring a lawsuit against Party B for failure to make payment.

V.	Duties and Obligations of Party B

1.	Party B has the obligation to provide Party A with licenses and permits necessary for drug distribution and has the right to require Party A to provide qualification documentation.

2.
Party B has the right to request Party A’s payment of an earned bonus within 15 days of the issuance of invoices. If Party A fails to pay a bonus on time, Party A shall pay damages in the amount of 10% of the bonus.

3.	Party B has the right to reject products that are not included in the order.

4.	Party B shall coordinate with Party A on advertising and promoting activities.

5.	Party B shall complete all payments on the expiration date of this Agreement, which is _______.

6.
If Party B sells the products at any price other than the price set by Party A, Party B shall be liable for breach of this Agreement and shall pay damages of 1% of the agreed purchase amount and other damages caused to a third party.

7.
Whenever Party B changes its authorized representative, it shall notify Party A in writing. Any damage caused by untimely notification of a change in the authorized representative shall be undertaken by Party B.

VI.	Miscellaneous

1.	Party A shall deliver products via ground shipping to the location designated by Party B.

2.	Party B shall check the name, size, quantity and packaging of the products upon receipt of the delivery and sign the order.

VII.	Dispute Resolution

Any dispute arising from the performance of this Agreement or from any matter unsettled under this Agreement shall be resolved through negotiation between the parties. If the dispute or unsettled matter cannot be resolved through negotiation, the parties may submit the dispute or unsettled matter to a court of law at Party A’s location.

VIII.	[reserved]

IX.	Any supplemental agreement to this Agreement, if any, shall have the same effect as this Agreement.

X.
This Agreement shall be executed into three duplicate originals. Party A shall hold two duplicate originals; Party B shall hold one duplicate original. This Agreement shall become effective upon execution of both parties.

Party A:	Changchun Yongxin Dirui Medical Co., Ltd. (corporate seal)

Party B:	/s/ [signature of authorized representative]
Tonghua Tianxiang Pharmaceutical Co., Ltd. (corporate seal)